UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.    )*

Critical Therapeutics Inc.

(Name of Issuer)

Common Stock, $0.001 par value per share

(Title of Class of Securities)

222674T 10 5 (CUSIP Number)

May 26, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 222674T 10 5	13G	Page 2 of 27 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advanced Technology Ventures VII, L.P. I.R.S. Identification No. 04-3549347
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 shares 6 SHARED VOTING POWER 1,904,759 shares 7 SOLE DISPOSITIVE POWER 0 shares 8 SHARED DISPOSITIVE POWER 1,904,759 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,904,759 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 222674T 10 5	13G	Page 3 of 27 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advanced Technology Ventures VII(B), L.P. I.R.S. Identification No. 04-3577302
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 shares 6 SHARED VOTING POWER 1,904,759 shares 7 SOLE DISPOSITIVE POWER 0 shares 8 SHARED DISPOSITIVE POWER 1,904,759 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,904,759 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 222674T 10 5	13G	Page 4 of 27 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advanced Technology Ventures VII(C), L.P. I.R.S. Identification No. 03-0460853
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 shares 6 SHARED VOTING POWER 1,904,759 shares 7 SOLE DISPOSITIVE POWER 0 shares 8 SHARED DISPOSITIVE POWER 1,904,759 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,904,759 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 222674T 10 5	13G	Page 5 of 27 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) ATV Entrepreneurs VII, L.P. I.R.S. Identification No. 04-3583168
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 shares 6 SHARED VOTING POWER 1,904,759 shares 7 SOLE DISPOSITIVE POWER 0 shares 8 SHARED DISPOSITIVE POWER 1,904,759 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,904,759 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 222674T 10 5	13G	Page 6 of 27 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advanced Technology Ventures VI, L.P. I.R.S. Identification No. 04-3493845
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 shares 6 SHARED VOTING POWER 1,904,759 shares 7 SOLE DISPOSITIVE POWER 0 shares 8 SHARED DISPOSITIVE POWER 1,904,759 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,904,759 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 222674T 10 5	13G	Page 7 of 27 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) ATV Entrepreneurs VI, L.P. I.R.S. Identification No. 04-3506722
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 shares 6 SHARED VOTING POWER 1,904,759 shares 7 SOLE DISPOSITIVE POWER 0 shares 8 SHARED DISPOSITIVE POWER 1,904,759 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,904,759 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 222674T 10 5	13G	Page 8 of 27 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) ATV Alliance 2003, L.P. I.R.S. Identification No. 32-0077631
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 shares 6 SHARED VOTING POWER 1,904,759 shares 7 SOLE DISPOSITIVE POWER 0 shares 8 SHARED DISPOSITIVE POWER 1,904,759 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,904,759 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 222674T 10 5	13G	Page 9 of 27 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) ATV Associates VII, L.L.C. I.R.S. Identification No. 04-3549344
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 shares 6 SHARED VOTING POWER 1,904,759 shares 7 SOLE DISPOSITIVE POWER 0 shares 8 SHARED DISPOSITIVE POWER 1,904,759 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,904,759 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 222674T 10 5	13G	Page 10 of 27 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) ATV Associates VI, L.L.C. I.R.S. Identification No. 04-3493847
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 shares 6 SHARED VOTING POWER 1,904,759 shares 7 SOLE DISPOSITIVE POWER 0 shares 8 SHARED DISPOSITIVE POWER 1,904,759 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,904,759 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 222674T 10 5	13G	Page 11 of 27 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) ATV Alliance Associates, L.L.C. I.R.S. Identification No. 04-3508606
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 shares 6 SHARED VOTING POWER 1,904,759 shares 7 SOLE DISPOSITIVE POWER 0 shares 8 SHARED DISPOSITIVE POWER 1,904,759 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,904,759 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 222674T 10 5	13G	Page 12 of 27 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Steven N. Baloff
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 shares 6 SHARED VOTING POWER 1,904,759 shares 7 SOLE DISPOSITIVE POWER 0 shares 8 SHARED DISPOSITIVE POWER 1,904,759 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,904,759 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 222674T 10 5	13G	Page 13 of 27 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Michael A. Carusi
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 shares 6 SHARED VOTING POWER 1,904,759 shares 7 SOLE DISPOSITIVE POWER 0 shares 8 SHARED DISPOSITIVE POWER 1,904,759 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,904,759 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 222674T 10 5	13G	Page 14 of 27 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) John Harrington
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 shares 6 SHARED VOTING POWER 1,904,759 shares 7 SOLE DISPOSITIVE POWER 0 shares 8 SHARED DISPOSITIVE POWER 1,904,759 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,904,759 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 222674T 10 5	13G	Page 15 of 27 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Wesley Raffel
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 shares 6 SHARED VOTING POWER 1,904,759 shares 7 SOLE DISPOSITIVE POWER 0 shares 8 SHARED DISPOSITIVE POWER 1,904,759 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,904,759 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 222674T 10 5	13G	Page 16 of 27 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jean M. George
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 shares 6 SHARED VOTING POWER 1,904,759 shares 7 SOLE DISPOSITIVE POWER 0 shares 8 SHARED DISPOSITIVE POWER 1,904,759 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,904,759 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 222674T 10 5	13G	Page 17 of 27 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Pieter J. Schiller
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 shares 6 SHARED VOTING POWER 1,904,759 shares 7 SOLE DISPOSITIVE POWER 0 shares 8 SHARED DISPOSITIVE POWER 1,904,759 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,904,759 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 222674T 10 5	13G	Page 18 of 27 Pages

Schedule 13G

Item 1	(a).	Name of Issuer:

Critical Therapeutics Inc.

Item 1	(b).	Address of Issuer’s Principal Executive Offices:

675 Massachusetts Ave., 14th Floor, Cambridge, MA 02139.

Item 2	(a).	Names of Persons Filing:

(1) Advanced Technology Ventures VII, L.P.; (2) Advanced Technology Ventures VII(B), L.P.; (3) Advanced Technology Ventures VII(C), L.P.; (4) ATV Entrepreneurs VII, L.P.; (5) Advanced Technology Ventures VI, L.P.; (6) ATV Entrepreneurs VI, L.P.; (7) ATV Alliance 2003, L.P.; (8) ATV Associates VII, L.L.C., the sole Managing Director of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII(B), L.P., Advanced Technology Ventures VII(C), L.P. and ATV Entrepreneurs VII, L.P.; (9) ATV Associates VI, L.L.C., the sole Managing Director of Advanced Technology Ventures VI, L.P. and ATV Entrepreneurs VI, L.P.; (10) ATV Alliance Associates, L.L.C., the sole Managing Director of ATV Alliance 2003, L.P.; (11) Steven N. Baloff, Michael A. Carusi, John Harrington and Wesley Raffel, the managing directors of ATV Associates VII, L.L.C. and ATV Associates VI, L.L.C.; (12) Jean M. George, a managing director of ATV Associates VII, L.L.C. and the sole manager of ATV Alliance Associates, L.L.C.; and (13) Pieter J. Schiller, a managing director of ATV Associates VI, L.L.C. The persons named in this paragraph are referred to individually herein as a “Reporting Person” and collectively as the “Reporting Persons.”

Item 2	(b).	Address of Principal Business Office or, if None, Residence:

The address of the principal business office of each of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII(B), L.P., Advanced Technology Ventures VII(C), L.P., ATV Entrepreneurs VII, L.P., Advanced Technology Ventures VI, L.P., ATV Entrepreneurs VI, L.P., ATV Alliance 2003, L.P., ATV Associates VII, L.L.C., ATV Associates VI, L.L.C., ATV Alliance Associates, L.L.C., Jean M. George and Pieter J. Schiller is 1000 Winter Street, Suite 3700, Waltham, MA 02451. The address of the principal business office of Steven N. Baloff, Michael A. Carusi, John Harrington and Wesley Raffel is 485 Ramona Street, Palo Alto, CA 94301.

Item 2	(c).	Citizenship:

Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII(B), L.P., Advanced Technology Ventures VII(C), L.P., ATV Entrepreneurs VII, L.P., Advanced Technology Ventures VI, L.P., ATV Entrepreneurs VI, L.P. and ATV Alliance 2003, L.P. is each a limited partnership organized under the laws of the State of Delaware. ATV Associates VII, L.L.C., ATV Associates VI, L.L.C. and ATV Alliance Associates, L.L.C. is each a limited liability company organized under the laws of the State of Delaware. Steven N. Baloff, Michael A. Carusi, John Harrington, Wesley Raffel, Jean M. George and Pieter J. Schiller is each a United States citizen.

Item 2	(d).	Title of Class of Securities:

Common Stock, $0.001 par value per share

Item 2	(e).	CUSIP Number:

222674T 10 5

CUSIP No. 222674T 10 5	13G	Page 19 of 27 Pages

Item 3.	If this statement if filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

	(a)	Amount Beneficially Owned:

As of December 31, 2004, Advanced Technology Ventures VII, L.P. was the record holder of shares of 1,527,100 Common Stock. As of December 31, 2004, Advanced Technology Ventures VII(B), L.P. was the record holder of shares of 61,282 Common Stock. As of December 31, 2004, Advanced Technology Ventures VII(C), L.P. was the record holder of shares of 29,456 Common Stock. As of December 31, 2004, ATV Entrepreneurs VII, L.P. was the record holder of shares of 9,100 Common Stock. As of December 31, 2004, Advanced Technology Ventures VI, L.P. was the record holder of shares of 255,782 Common Stock. As of December 31, 2004, ATV Entrepreneurs VI, L.P. was the record holder of shares of 16,326 Common Stock. As of December 31, 2004, ATV Alliance 2003, L.P. was the record holder of shares of 5,714 Common Stock (such 1,904,759 shares of Common Stock to be referred to collectively as the “Recorded Shares”). By virtue of the affiliate relationship among Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII(B), L.P., Advanced Technology Ventures VII(C), L.P., ATV Entrepreneurs VII, L.P., Advanced Technology Ventures VI, L.P., ATV Entrepreneurs VI, L.P., ATV Alliance 2003, L.P., ATV Associates VII, L.L.C., ATV Associates VI, L.L.C. and ATV Alliance Associates, L.L.C., each may be deemed to own beneficially all of the Recorded Shares. In their capacity as individual managing directors of ATV Associates VII, L.L.C. and ATV Associates VI, L.L.C., Steven N. Baloff, Michael A. Carusi, John Harrington and Wesley Raffel may be deemed to own beneficially all of the Recorded Shares. In her capacity as an individual managing director of ATV Associates VII, L.L.C. and in her capacity as an individual manager of ATV Alliance Associates, L.L.C., Jean M. George may be deemed to own beneficially all of the Recorded Shares. In his capacity as an individual managing director of ATV Associates VI, L.L.C., Pieter J. Schiller may be deemed to own beneficially all of the Recorded Shares.

Each of the Reporting Persons expressly disclaims beneficial ownership, except to the extent of his, her or its pecuniary interest therein, if any, of any share of Common Stock of Critical Therapeutics Inc., except in the case of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII(B), L.P., Advanced Technology Ventures VII(C), L.P., ATV Entrepreneurs VII, L.P., Advanced Technology Ventures VI, L.P., ATV Entrepreneurs VI, L.P. and ATV Alliance 2003, L.P. for the shares which they respectively hold of record, as previously listed in the foregoing.

	(b)	Percent of Class:

Advanced Technology Ventures VII, L.P.: 7.9% Advanced Technology Ventures VII(B), L.P.: 7.9% Advanced Technology Ventures VII(C), L.P.: 7.9% ATV Entrepreneurs VII, L.P.: 7.9%

CUSIP No. 222674T 10 5	13G	Page 20 of 27 Pages

Advanced Technology Ventures VI, L.P.: 7.9%

ATV Entrepreneurs VI, L.P.: 7.9%

ATV Alliance 2003, L.P.: 7.9%

ATV Associates VII, L.L.C.: 7.9%

ATV Associates VI, L.L.C.: 7.9%

ATV Alliance Associates, L.L.C.: 7.9%

Steven N. Baloff: 7.9%

Michael A. Carusi: 7.9%

John Harrington: 7.9%

Wesley Raffel: 7.9%

Jean M. George: 7.9%

Pieter J. Schiller: 7.9%

The foregoing percentages are calculated based upon the 24,039,366 shares of Common Stock of Critical Therapeutics Inc. outstanding as of September 30, 2004, based on information presented in the Issuer’s Form 10-Q for the period ending September 30, 2004 on file with the Securities and Exchange Commission.

(c)	Number of shares as to which such person has:

	(i)	sole power to vote or to direct the vote:

Not Applicable.

	(ii)	shared power to vote or to direct the vote:

Advanced Technology Ventures VII, L.P.: 1,904,759

Advanced Technology Ventures VII(B), L.P.: 1,904,759

Advanced Technology Ventures VII(C), L.P.: 1,904,759

ATV Entrepreneurs VII, L.P.: 1,904,759

Advanced Technology Ventures VI, L.P.: 1,904,759

ATV Entrepreneurs VI, L.P.: 1,904,759

ATV Alliance 2003, L.P.: 1,904,759

ATV Associates VII, L.L.C.: 1,904,759

ATV Associates VI, L.L.C.: 1,904,759

ATV Alliance Associates, L.L.C.: 1,904,759

Steven N. Baloff: 1,904,759

Michael A. Carusi: 1,904,759

John Harrington: 1,904,759

Wesley Raffel: 1,904,759

Jean M. George: 1,904,759

Pieter J. Schiller: 1,904,759

	(iii)	sole power to dispose or direct the disposition of:

Not Applicable.

CUSIP No. 222674T 10 5	13G	Page 21 of 27 Pages

(iv) shared power to dispose or direct the disposition of:

Advanced Technology Ventures VII, L.P.: 1,904,759

Advanced Technology Ventures VII(B), L.P.: 1,904,759

Advanced Technology Ventures VII(C), L.P.: 1,904,759

ATV Entrepreneurs VII, L.P.: 1,904,759

Advanced Technology Ventures VI, L.P.: 1,904,759

ATV Entrepreneurs VI, L.P.: 1,904,759

ATV Alliance 2003, L.P.: 1,904,759

ATV Associates VII, L.L.C.: 1,904,759

ATV Associates VI, L.L.C.: 1,904,759

ATV Alliance Associates, L.L.C.: 1,904,759

Steven N. Baloff: 1,904,759

Michael A. Carusi: 1,904,759

John Harrington: 1,904,759

Wesley Raffel: 1,904,759

Jean M. George: 1,904,759

Pieter J. Schiller: 1,904,759

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable. The reporting persons expressly disclaim membership in a “group” as defined in Rule 13d-1(b)(ii)(J).

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not Applicable.

CUSIP No. 222674T 10 5	13G	Page 22 of 27 Pages

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 10, 2005

ADVANCED TECHNOLOGY VENTURES VII, L.P.

By:	ATV Associates VII, L.L.C.

	By:	/s/ Steven N. Baloff
Steven N. Baloff
Managing Director

ADVANCED TECHNOLOGY VENTURES VII(B), L.P.

By:	ATV Associates VII, L.L.C.

	By:	/s/ Steven N. Baloff
Steven N. Baloff
Managing Director

ADVANCED TECHNOLOGY VENTURES VII(C), L.P.

By:	ATV Associates VII, L.L.C.

	By:	/s/ Steven N. Baloff
Steven N. Baloff
Managing Director

ATV ENTREPRENEURS VII, L.P.

By:	ATV Associates VII, L.L.C.

	By:	/s/ Steven N. Baloff
Steven N. Baloff
Managing Director

ADVANCED TECHNOLOGY VENTURES VI, L.P.

By:	ATV Associates VI, L.L.C.

	By:	/s/ Steven N. Baloff
Steven N. Baloff
Managing Director

CUSIP No. 222674T 10 5	13G	Page 23 of 27 Pages

ATV ENTREPRENEURS VI, L.P.

By:	ATV Associates VI, L.L.C.

	By:	/s/ Steven N. Baloff
Steven N. Baloff
Managing Director

ATV ALLIANCE 2003, L.P.

By:	ATV Alliance Associates, L.L.C.

	By:	/s/ Jean M. George
Jean M. George
Manager

ATV ASSOCIATES VII, L.L.C.

	By:	/s/ Steven N. Baloff
Steven N. Baloff
Managing Director

ATV ASSOCIATES VI, L.L.C.

	By:	/s/ Steven N. Baloff
Steven N. Baloff
Managing Director

ATV ALLIANCE ASSOCIATES, L.L.C.

	By:	/s/ Jean M. George
Jean M. George
Manager

STEVEN N. BALOFF

/s/ Steven N. Baloff

MICHAEL A. CARUSI

/s/ Michael A. Carusi

JOHN HARRINGTON

/s/ John Harrington

WESLEY RAFFEL

/s/ Wesley Raffell

CUSIP No. 222674T 10 5	13G	Page 24 of 27 Pages

JEAN M. GEORGE

/s/ Jean M. George

PIETER J. SCHILLER

/s/ Pieter J. Schiller

CUSIP No. 222674T 10 5	13G	Page 25 of 27 Pages

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Critical Therapeutics Inc.

EXECUTED this 10th day of February, 2005.

ADVANCED TECHNOLOGY VENTURES VII, L.P.

By:	ATV Associates VII, L.L.C.

	By:	/s/ Steven N. Baloff
Steven N. Baloff
Managing Director

ADVANCED TECHNOLOGY VENTURES VII(B), L.P.

By:	ATV Associates VII, L.L.C.

	By:	/s/ Steven N. Baloff
Steven N. Baloff
Managing Director

ADVANCED TECHNOLOGY VENTURES VII(C), L.P.

By:	ATV Associates VII, L.L.C.

	By:	/s/ Steven N. Baloff
Steven N. Baloff
Managing Director

ATV ENTREPRENEURS VII, L.P.

By:	ATV Associates VII, L.L.C.

	By:	/s/ Steven N. Baloff
Steven N. Baloff
Managing Director

ADVANCED TECHNOLOGY VENTURES VI, L.P.

By:	ATV Associates VI, L.L.C.

	By:	/s/ Steven N. Baloff
Steven N. Baloff
Managing Director

CUSIP No. 222674T 10 5	13G	Page 26 of 27 Pages

ATV ENTREPRENEURS VI, L.P.

By:	ATV Associates VI, L.L.C.

	By:	/s/ Steven N. Baloff
Steven N. Baloff
Managing Director

ATV ALLIANCE 2003, L.P.

By:	ATV Alliance Associates, L.L.C.

	By:	/s/ Jean M. George
Jean M. George
Manager

ATV ASSOCIATES VII, L.L.C.

	By:	/s/ Steven N. Baloff
Steven N. Baloff
Managing Director

ATV ASSOCIATES VI, L.L.C.

	By:	/s/ Steven N. Baloff
Steven N. Baloff
Managing Director

ATV ALLIANCE ASSOCIATES, L.L.C.

	By:	/s/ Jean M. George
Jean M. George
Manager

STEVEN N. BALOFF

/s/ Steven N. Baloff

MICHAEL A. CARUSI

/s/ Michael A. Carusi

JOHN HARRINGTON

/s/ John Harrington

WESLEY RAFFEL

/s/ Wesley Raffell

CUSIP No. 222674T 10 5	13G	Page 27 of 27 Pages

JEAN M. GEORGE

/s/ Jean M. George

PIETER J. SCHILLER

/s/ Pieter J. Schiller